Exhibit 15.2

7 June 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Vodafone Group Plc contained within the section titled “16-F - Change in certifying accountant”, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16.F of Form 20-F, as part of the Form 20-F of Vodafone Group Plc dated 7 June 2019. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

London, United Kingdom